Exhibit 99.2

FOR IMMEDIATE RELEASE

JOSEPH LICATA JR. APPOINTED TO SANMINA-SCI’S BOARD OF DIRECTORS

SAN JOSE, CA (August 23, 2007) Sanmina-SCI Corporation (“the Company”) (NASDAQ NM: SANM) today announced it has appointed Joseph G. Licata Jr. to the Company’s Board of Directors effective August 20, 2007.  Mr. Licata will also serve as a member of the Compensation Committee.  Mr. Licata meets the independent director requirements as defined by NASDAQ and Institutional Shareholder Services (ISS).

Licata is an industry leader with over 25 years of cross-functional high-end technology experience and currently serves as President and Chief Executive Officer of SER Solutions, Inc., a global leader of call management & speech analytics solutions.  Licata also served as President of Siemens Enterprise Networks, LLC and held executive positions at IBM and ROLM Corporation.  He currently sits on the Board of Advisors of Dave.TV, a broadcast media software company, and is on the Advisory Board at Georgia Tech University.   Licata earned a B.S. in Management Information Systems from Florida State University and resides in Duluth, Georgia.

“We are fortunate to have someone of Joe’s caliber join our board of directors. His unique insight and experience will add significant value to this organization,” stated Jure Sola, Chairman and Chief Executive Officer of Sanmina-SCI Corporation.

About Sanmina-SCI

Sanmina-SCI Corporation (NASDAQ: SANM) is a leading electronics contract manufacturer serving the fastest-growing segments of the global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to large OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, computer technology and multimedia sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. Information about Sanmina-SCI is available at www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement

The foregoing, including the discussion regarding the Company’s future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of Sanmina-SCI to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions, and competition and technological change. The Company’s actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of these and other factors, including factors set forth in the Company’s fiscal year 2006 Annual Report on Form 10-K filed on January 3, 2007 and the other reports, including quarterly reports on Form 10-Q and current reports on Form 8-K, that the Company files with the Securities Exchange Commission.